Exhibit 10.01

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into as of March 17, 2021 by and between Seneca Biopharma, Inc. (the “Company”) and [*] (“Employee”). The Company and Employee are collectively referred to as the “Parties" and each a “Party”. Any term used but not defined herein will have the meaning ascribed to it in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Employee has been employed by the Company pursuant to the terms of that certain employment agreement effective April 1, 2020 (“Employment Agreement”);

WHEREAS, the Company has entered into an agreement and plan of merger with Leading BioSciences, Inc. (“LBS”) dated December 16, 2020 (“Merger Agreement”) whereby the Company and LBS anticipate consummating a merger of the two companies (the “Merger”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, or at such time as mutually agreed to between the Parties, but in no event later than the consummation of the Merger, the Company shall cause to be deposited into an escrow (“Escrow”), any amounts payable under this Agreement that could trigger taxation under Section 409A of the Code (as defined below);

WHEREAS, in anticipation of the transactions contemplated by the Merger Agreement, the Company will be terminating Employee’s employment without Cause; and

WHEREAS, the Parties wish to acknowledge and memorialize the pre-existing obligations of the Parties as contained in the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

AGREEMENT

1.       Separation Date. Employee’s employment with the Company is hereby terminated without Cause effective March 17, 2021 (the “Separation Date”).

2.       Consideration. If Employee: (i) signs and returns this Agreement to the Company on or within forty-five (45) days after the Separation Date; (ii) allows the releases contained herein to become effective; and (iii) complies with all of Employee’s legal and contractual obligations to the Company, then in full satisfaction of the Company’s obligations under the Employment Agreement, the Company will provide Employee with the following severance benefits (the “Severance Benefits”):

2.1     Accrued Obligations. The Company will pay Employee the Accrued Obligations in an amount equal to $[*], subject to standard payroll deductions and withholdings. The payments due under this Section 2.1 will be paid by the Company in a lump-sum cash payment no later than the fifth (5th) business day after the Separation Date, except that the Accrued Obligations (or any portion thereof) shall be paid earlier if and to the extent so required in accordance with the provisions of applicable law.

2.2     Severance Benefits. The Company will pay Employee the Severance Benefits in an amount equal to $[*], subject to standard payroll deductions and withholdings. The payments due under this Section 2.2 will be paid by the Company in a lump-sum cash payment no later than the fifth (5th) business day after the later to occur of the Separation Date or the end of the Revocation Period (as defined in Section 4 below); provided, however, that if any portion of such amount may not be paid at such time without triggering taxation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), such portion shall be paid on the first date(s) that payment is permissible without triggering such taxation, pursuant to the terms of the Escrow.

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2.3     Accelerated Equity Benefit. If, but only if, the Merger is consummated, then, notwithstanding any provision of the Employment Agreement, the Inducement Plan, the Option Agreement or any other applicable equity incentive plan or equity award agreement or other agreement to the contrary, the vesting and exercisability of the Option Award and all other outstanding unvested equity awards granted or issued to Employee by the Company shall not be accelerated. If, but only if, the Merger is not consummated, then, effective as of the Separation Date, the Employee shall be entitled to the Accelerated Equity Benefit pursuant to, and in accordance with, the terms of the Employment Agreement, and, for purposes of implementing the foregoing provisions of this sentence, Employee’s employment with the Company shall be deemed and treated as having been terminated by the Company without Cause and the releases granted by Employee pursuant to Section 3 of this Agreement shall be deemed and treated as satisfying the requirement and condition set forth in the Employment Agreement that Employee execute and deliver the Release of Claims.

2.4       Change of Control. The Company will pay an additional $[*] (subject to standard payroll deductions and withholdings) to Employee immediately prior to the closing of the Merger or, if the Merger Agreement is terminated and the Merger is not consummated, immediately prior to the closing of any other Change of Control pursuant to a definitive agreement that is entered into at any time prior to December 31, 2021, irrespective of the actual date that the Merger or any such other Change of Control closes or occurs; provided, however, that if any portion of such amount may not be paid at such time without triggering taxation under Section 409A of the Code, such portion shall be paid on the first date(s) that payment is permissible without triggering such taxation, pursuant to the terms of the Escrow. The definition of Change of Control in Section 1(k) of the Employment Agreement is hereby amended and modified by replacing both instances of the words “twenty percent (20%)” with the words “thirty percent (30%)” in subparagraph (1) of such definition. From and after the date of this Agreement, the term Change of Control, as used in the Employment Agreement and in this Agreement, shall have the meaning set forth in the Employment Agreement after giving effect to the amendment and modification of the definition of such term in accordance with the provisions of the immediately preceding sentence.

2.5       Cancelation of Equity Grants. Immediately prior to the closing of the Merger, the Company will pay Employee $[*] (subject to standard payroll deductions and withholding) as consideration for the cancelation of any and all equity awards granted or issued to Employee by the Company, including, without limitation, the Option Award; provided, however, that if any portion of such amount may not be paid at such time without triggering taxation under Section 409A of the Code, such portion shall be paid on the first date(s) that payment is permissible without triggering such taxation, pursuant to the terms of the Escrow.

2.6     Treatment of Equity Awards if Merger is not Consummated. If the Merger is not consummated, (i) the provisions of Section 2.5 shall not be applicable, (ii) Employee shall continue to own and hold the Option Award and all other equity awards granted or issued to Employee by the Company that are outstanding on the date of this Agreement, (iii) the terms of the Option Award and all of such other outstanding equity awards shall be subject to the provisions of Section 2.3 hereof, and (iv) the provisions of the Employment Agreement that provide for an increase in the number of Option Shares subject to the Option Award upon a Dilutive Event or a Change of Control shall continue to apply to the Option Award, except that, for purposes of implementing such provisions, the definition of the term Measurement Period, as used in the Employment Agreement, shall have the meaning ascribed to such term after giving effect to the amendment and modification of such definition set forth below in this Section 2.6 instead of the meaning currently ascribed to such term in the Employment Agreement. The Employment Agreement is hereby amended and modified by deleting Section 1(v) thereof in its entirety and replacing it with the following:

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“(v) “Measurement Period” shall mean: (i) the period following the Effective Date that ends on December 31, 2021, or (ii) in the event that during such period referred to in the foregoing clause (i), the Board authorizes or approves a Dilutive Event or the Company enters into a written agreement that contemplates effecting a Dilutive Event, then the period of time commencing on the Effective Date and ending upon the occurrence of such Dilutive Event, whichever is later. Provided however that in the event the Board decides to not consummate the transaction(s) contemplated in subsection (ii) contained herein, the Measurement Period will be as provided for in subsection (i) contained in this definition.”

2.7    Unemployment. The Company will not oppose any valid claims made by Employee for unemployment benefits, if any. Employee understands and acknowledges that applicable state government authorities, and not the Company, determine Employee’s eligibility for unemployment benefits and the amount of such benefits, if any.

2.8 Section 280G. The Company and Employee hereby acknowledge that (i) the Company has engaged Aon Rewards Solutions (“Aon”), as a Valuation Advisor, to provide the calculations and determination under Section 12 that would have been made by the Tax Counsel, based on information provided by the Company with respect to the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with the Merger, other Change of Control, or Employee’s termination of employment, whether pursuant to the terms of this Agreement, the Employment Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments or benefits collectively referred to herein as the “280G Payments”), and (ii) that such calculations and determinations have been reviewed by Deloitte Tax LLP (“Deloitte”) with respect to the 280G Payments, and the payments referenced in this Agreement reflect such review and the Parties’ desire to avoid the applicability of 280G regarding any payments made to Employee under this Agreement. Based on the calculations and determinations of Aon, and the review of such calculations and determinations of Deloitte, and based solely on the information provided to Aon and Deloitte by the Company, the Parties reasonably believe that the 280G Payments, individually or in the aggregate, should not constitute “parachute payments” within the meaning of Section 280G of the Code. Such conclusion could be subject to change if any additional information regarding any 208G Payments is later discovered. However, notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, (x) if any of 280G Payments do constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 2.8, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax") and (y) if the 280G Payments are subject to reduction pursuant to Section 12(a) of the Employment Agreement, then the 280G Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. The 280G Payments shall be reduced in a manner that maximizes Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Employee shall reimburse the Company for such portion of the 280G Payments as is necessary to avoid being subject to the Excise Tax in a manner determined by the Company, that is consistent with the requirements of Section 409A of the Code; provided, however, for clarity, that the amount of such reimbursement will not exceed the amount of any reduction in the 280G Payments in accordance with the foregoing provisions of this Section 2.8.

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2.9       Escrow Costs and Expenses. All cost and expenses associated with the Escrow, including any setup, maintenance or wire fees, both incoming and outgoing, will be the sole responsibility of Employee.

3.       Mutual General Release of Claims. Except as to such rights or claims as may be created by this Agreement, Employee, and anyone and any entity claiming through Employee, including but not limited to Employee’s heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge the Company and all of its past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, and each and all of them, jointly and severally (collectively the “Company Released Parties”), and Company hereby releases and forever discharges Employee, his estate, his heirs and all of their respective past and present administrators, representatives, executors, successors in interest, assigns and agents, and each and all of them, jointly and severally (collectively, the “Employee Released Parties”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee or Company has at any time owned or held prior to Employee’s and Company’s execution of this Agreement, including but not limited to, any and all claims arising out of, connected with, or relating to:

any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship, compensation or benefits earned or received during that employment;

any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Maryland Fair Employment Practices Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Maryland Healthy Working Families Act;

any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

any and all claims for attorneys' fees and costs.

Each of the Employee and the Company hereby agrees that the release set forth in this Section 3 shall be and remain in effect in all respects as a complete general release as to the matters released. The foregoing general release does not apply to (i) this Agreement or the right to enforce this Agreement, (ii) any of Employee’s or Company’s claims that arise after the date of this Agreement, including, without limitation, any such claims, if any, under the Employment Agreement, the Confidentiality Agreement, the Inducement Plan, the Option Agreement, any other contract between the Company and Employee, after giving effect to any amendment or modification to the terms of any of such agreements, plan or contracts effected by the terms of this Agreement, (iii) any of Employee’s or Company’s claims that cannot be released as a matter of law, (iv) any right to indemnification that Employee may have under the certificate of incorporation or bylaws of the Company or under any indemnification agreement between Employee and the Company or under any insurance policies maintained by the Company or (v) any right of Employee to receive any vested benefits under the terms of any employee benefit plans and any award agreements thereunder. The Parties agree and acknowledge that the release and waiver set forth above shall not prevent Employee from participating in or cooperating with any state or federal agency’s investigation or charge of discrimination, including the Equal Employment Opportunity Commission (“EEOC”). The Parties further agree and acknowledge that nothing in this Agreement, including the foregoing release, prevents or prohibits Employee from filing a charge of discrimination with a state or federal agency, including the EEOC. However, each of Employee and the Company, as a releasing Party, understands and agrees that such releasing Party is releasing the other Party from any and all of those claims that such releasing Party is releasing pursuant to this Section 3 and, therefore, such releasing Party is releasing and giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by such releasing Party or on such releasing Party’s behalf with respect to such released claims; provided that this Agreement shall not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission. Notwithstanding anything express or implied in the Employment Agreement to the contrary, this Section 3 supersedes the Release of Claims and Employee’s release and obligations under this Section 3 satisfy any requirement or obligation of Employee, or any condition applicable to Employee, under the Employment Agreement to execute and deliver the Release of Claims.

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4.       Older Worker's Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination In Employment Act (the “ADEA”), as amended by the Older Workers' Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing to consult with an attorney before signing this Agreement. Employee has had a reasonable time of up to 45 days in which to consider signing this Agreement. If Employee decides not to use all 45 days, Employee knowingly and voluntarily waives any claims that Employee was not given the 45-day period or did not use the entire 45 days to consider this Agreement. Employee may revoke this Agreement at any time within the 7-day period following the date Employee signs this Agreement by providing written notice of revocation to the Company by email to dsaglio@senecabio.com so that said revocation notice is received before the expiration of the 7-day revocation period (the “Revocation Period”). If Employee revokes the Agreement within the Revocation Period, Employee will only be entitled to receive the Accrued Obligations as provided for in the Employment Agreement, none of the equity awards granted or issued to Employee by the Company, including, without limitation, the Option Award, shall be cancelled pursuant to Section 2.5 hereof and this Agreement (including the release set forth in this Section 3) shall become null and void. Employee further acknowledges that the Company has provided Employee with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)).

5.       Mutual Release of Unknown Claims. Employee and Company have reviewed and hereby expressly waive the provisions of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, enumerated in this Agreement or otherwise, except for those claims that this Agreement expressly provides are not being released pursuant to this Agreement. Employee or Company may hereafter discover presently unknown facts or claims different from or in addition to those that Employee or Company now knows as to the matters released herein. Nevertheless, it is Employee’s and Company’s intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed, except for those matters and claims that this Agreement expressly provides are not being released pursuant to this Agreement.

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6.       Mutual Covenant Not To Sue. Employee and Company have not, and will not, directly or indirectly institute any legal action against the Company Released Parties or the Employee Released Parties, as applicable, based upon, arising out of, or relating to any claims released in this Agreement, to the extent allowed by law. Employee and Company have not, and will not, directly or indirectly encourage and/or solicit any third party to institute any legal action against the Company Released Parties or the Employee Released Parties, as applicable, to the extent allowed by law.

7.       Inquiries. The Company will respond to any inquiries about Employee’s employment by providing only Employee’s dates of employment and job titles.

8.       No Workplace Injuries; Representations. Employee hereby represents that Employee has not sustained any workplace injury of any kind during Employee’s employment with the Company, and Employee does not intend to file any claim for or seek any workers’ compensation benefits. Employee further represents that, except for the amounts expressly stated in Section 2 of this Agreement, Employee has been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which Employee is eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, the Maryland Healthy Working Families Act, or any other applicable law.

9.       Prior Agreements. This Agreement does not alter, modify or impact any confidentiality provisions and/or the restrictive covenants set forth in the Confidentiality Agreement, nor does it affect Employee’s obligation to comply with those provisions and/or covenants. Except as specifically provided for in this Agreement, this Agreement does not alter, modify or amend the Employment Agreement, the Inducement Plan, the Option Agreement, any other applicable equity incentive plan or equity award agreement, or the Confidentiality Agreement. In the event of any conflict between any of the terms of this Agreement or any of the terms of the Employment Agreement, the Inducement Plan, the Option Agreement, any other applicable equity incentive plan or equity award agreement, or the Confidentiality Agreement, the terms of this Agreement shall govern, control and supersede.

10.       Return of All The Company Materials. At the request of the Company, Employee shall return to the Company all the Company’s records, documents, electronically stored information, and tangible embodiments of such, in Employee’s possession, including but not limited to the Company’s trade secrets, confidential information and proprietary information. Employee confirms that, at the request of the Company, Employee shall also return to the Company all other property of the Company, including but not limited to automobiles, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment. The Company and Employee hereby acknowledge that the Employee and the Company have agreed that Employee will perform consulting services for the Company following the termination of Employee’s employment with the Company on terms and conditions that have been mutually agreed upon by the Employee and the Company, and that Employee shall retain all of the items contemplated under the foregoing provisions of this Section 10 for use by Employee to provide such consulting services to the Company and that such items shall be returned by Employee to the Company at such time as the Company shall request or as otherwise provided in accordance with the terms and conditions of the consulting services to be rendered by Employee to the Company.

11.       Non-Disparagement. Employee shall not make any disparaging remarks about any of the Company Released Parties, verbally or in writing, including without limitation posting on social media applications such as YouTube, Facebook, Twitter, blogs, or other public fora, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any of the Company Released Parties, or otherwise make remarks that may reflect negatively upon any of the Company Released Parties. The foregoing does not waive Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; provided, Employee agrees to give the Company the maximum notice possible of Employee’s intent to provide such testimony. The Company shall instruct its current and future executive officers, human resources personnel and members of the Company’s Board of Directors of the Company (collectively, the “Non-Disparagement Parties”) to not make any disparaging remarks about any of the Employee Released Parties, verbally or in writing, including without limitation posting on social media applications such as YouTube, Facebook, Twitter, blogs, or other public fora, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any of the Employee Released Parties, or otherwise make remarks that may reflect negatively upon any of the Employee Released Parties. The Company shall take reasonable steps as permitted by applicable law to facilitate the Non-Disparagement Parties’ compliance with this Section; provided that nothing herein shall waive the Company’s or the Non-Disparagement Parties’ rights to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when the Company or the Non-Disparagement Parties have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; provided, that, to the extent permitted by applicable law, Company and the Non-Disparagement Parties agree to give the Employee the maximum notice possible of their intent to provide such testimony. This Section 11 is a material term of this Agreement.

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12.       Representations and Acknowledgments. Each Party hereby represents and warrants to the other Party that such Party (a) has read this Agreement in its entirety, (b) has all requisite power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder, (c) fully understands the contents of this Agreement, (d) freely, voluntarily and without coercion enters into this Agreement, and (e) is signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, except for those claims that this Agreement expressly provides are not being released pursuant to this Agreement.

13.       Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A of the Code. If for any reason any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A of the Code and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.

Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; and (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year.

For purposes of Section 409A of the Code, the Employee’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A of the Code.

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Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee's separation from service to be a “specified employee” for purposes of Section 409A of the Code, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A of the Code and the related taxation under Section 409A of the Code, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive's death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of taxation thereunder.

14.       Severability. In the event any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect.

15.       No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Company or Employee, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

16.       Modification. This Agreement cannot be modified in any respect except in a written instrument signed by both Parties.

17.       Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, with respect to the subject matter of this Agreement.

18.       No Reliance. Neither Party has not relied on any representations, promises, or agreements of any kind made to such Party in connection with such Party’s decision to accept this Agreement, except for those set forth in this Agreement.

19.       Interpretation. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.

20.       Counterparts. This Agreement may be executed by the Parties in counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.

21.       Signature. A signature by facsimile or email on this Agreement shall be as legally binding as an original signature.

22.       Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of Maryland, without regard to its conflicts of law principles.

23       Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims (except for those claims that this Agreement expressly provides are not being released pursuant to this Agreement). The Parties acknowledge that:

(a)       They have read this Agreement;

(b)       They have had the opportunity to be represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

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(c)       They understand the terms and consequences of this Agreement and of the releases it contains;

(d)       They are fully aware of the legal and binding effect of this Agreement.

[Signature Page to Follow]

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PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (OTHER THAN THOSE CLAIMS THAT THIS AGREEMENT SPECIFICALLY PROVIDES ARE NOT BEING RELEASED PURSUANT TO THIS AGREEMENT).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EMPLOYEE

Dated: March 17, 2021	By	________________________________
[________________]
[_____]

COMPANY

SENECA BIOPHARMA, INC.

Dated: March 17, 2021	By	________________________________
[______________]
[__________]

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